Exhibit 23.2
CONSENT OF INDEPENDENT PETROLEUM ENGINEER
As independent petroleum engineers, we hereby consent to the incorporation by reference in this Registration Statement on Form S-3 and any amendment thereof of PostRock Energy Corporation, the related prospectus and any prospectus supplement, of information relating to our estimates of the estimated quantities of oil and gas reserves and present value of future net reserves of PostRock Energy Corporation as of December 31, 2010. We also consent to the references to our firm contained in the Registration Statement and in the prospectus and any prospectus supplement relating to the Registration Statement to which this consent is an exhibit, including under the caption “Experts”.
Very truly yours,
/s/ Cawley, Gillespie & Associates, Inc.
Cawley, Gillespie & Associates, Inc.
Petroleum Engineers
Ft. Worth, Texas
May 2, 2011